North America Structured Investments 5yr EFA/SX5E Uncapped Contingent Buffered Return Enhanced Notes J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Underlyings: iShares® MSCI EAFE ETF (the “Fund”) and EURO STOXX 50® Index (the “Index”) Upside Leverage Factor: At least 2.05* Contingent Buffer Amount: 35.00% Underlying Return: (Final Value – Initial Value) / Initial Value Pricing Date: September 30, 2020 Observation Date: September 30, 2025 Maturity Date: October 3, 2025 CUSIP: 48132MN64 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48132MN64/doctype/Product_Termsheet/document.pdf For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. Payment at Maturity If the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Underlying Return × Upside Leverage Factor) If (i) the Final Value of either Underlying is greater than its Initial Value and the Final Value of the other Underlying is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Underlying is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity. If the Final Value of either Underlying is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 × Lesser Performing Underlying Return) If the Final Value of either Underlying is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 35.00% of your principal amount at maturity and could lose all of your principal amount at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. * The final Upside Leverage Factor will be provided in the Pricing Supplement and will not be less than 2.05. ** The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower. Hypothetical Returns on the Notes at Maturity** Underlying Performance Note Payoff at Maturity Payment at Maturity Underlying Return Hypothetical Lesser Performing Underlying Return Hypothetical Note Return Hypothetical Payment at Maturity 100.00% 205.00% $3,050.00 80.00% 164.00% $2,640.00 60.00% 123.00% $2,230.00 40.00% 82.00% $1,820.00 30.00% 61.50% $1,615.00 20.00% 41.00% $1,410.00 5.00% 10.25% $1,102.50 0.00% 0.00% $1,000.00 -10.00% 0.00% $1,000.00 -20.00% 0.00% $1,000.00 -30.00% 0.00% $1,000.00 -35.00% 0.00% $1,000.00 -35.01% -35.01% $649.90 -50.00% -50.00% $500.00 -60.00% -60.00% $400.00 -80.00% -80.00% $200.00 -100.00% -100.00% $0.00

North America Structured Investments 5yr EFA/SX5E Uncapped Contingent Buffered Return Enhanced Note J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks ? Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. ? Your payment at maturity will be determined by the lesser performing Underlying. ? The benefit provided by the Contingent Buffer Amount may terminate on the Observation Date. ? You are exposed to the risk of decline in the level of each Underlying. ? Any Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. ? The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes. ? No interest payments, dividend payments or voting rights. ? As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. ? The notes are subject to currency exchange risk with respect to the Fund. ? The anti-dilution protection for the Fund is limited. ? The Fund is subject to management risk. ? The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of its underlying index as well as the net asset value per share. ? The notes are subject to the risks associated with non-U.S. securities. ? The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the Index. Selected Risks (continued) ? JPM's estimated value of the notes will be lower than the original issue price (price to public) of the notes. ? JPM's estimated value of the notes is determined by reference to an internal funding rate. ? JPM's estimated value of the notes does not represent future values and may differ from others’ estimates. ? The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. ? Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. ? Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement, underlying supplement and “Selected Risk Considerations” in the prospectus supplement and the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-236659 and 333-236659-01